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                                                                    Exhibit 10.8

                                GTECH CORPORATION

                          SUPPLEMENTAL RETIREMENT PLAN


GTECH Corporation has adopted this Supplemental Retirement Plan, effective January 1, 1992, to provide supplemental retirement benefits under the circumstances hereinafter set forth.

I.       DEFINITIONS

Wherever used herein, the following terms shall have the meaning specified:

         "Beneficiary" means a beneficiary or survivor of a deceased Participant who is designated to receive benefits under the Plan after a Participant's death. If no Beneficiary is designated or if a designation is ineffective with respect to an Plan benefit, the beneficiary of the Participant under the 401(k) Plan shall be the Beneficiary for the Plan's death benefit.

         "Board" means the Board of Directors of the Company.

         "Code" means the Internal Revenue Code of 1986, as amended from time to time.

         "Committee" means the Chief Operating Officer, the Controller and the General Counsel of the Company.

         "Company" means GTECH Corporation and any successor thereto, whether by acquisition of its stock or substantially all of its assets.

         "Compensation" means, as of each April 1, an eligible employee's previous calendar year's base salary minus the Code Section 401(a)(17) maximum for that year (but not less than zero), the value of perquisites provided during the previous calendar year and any bonus and commissions earned during the previous corporate fiscal year.

         "Plan" means the Supplemental Retirement Plan set forth in this instrument, as amended from time to time.

         "401(k) Plan" means the GTECH Corporation 401(k) and Profit Sharing Plan, as amended from time to time.

         "Participant" means an employee of the Company who satisfies the requirements for participation, as hereinafter set forth.

Singular words shall include the plural, and masculine words shall include the feminine, unless the context clearly indicates a distinction.
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                                                                    Exhibit 10.8


II.      ELIGIBILITY

An officer of the Company who is a participant in the 401(k) Plan shall be a Participant. Participation in the Plan shall cease upon a Participant's termination of employment with the Company.

III.     SUPPLEMENTAL BENEFIT

         3.1      Amount of Benefit

         The gross benefit to be provided each Participant under the Plan shall be an annual award equal to the percentage of 401(k) Plan compensation contributed under the profit sharing provisions of the 401(k) Plan for the calendar year which ended immediately prior to the year in which the award is paid multiplied by each Participant's Compensation.

         3.2      Payment

         (a) Awards to Participants shall be contributed to the Plan by the end of April each year net of required tax withholding. All funds contributed in accordance with the foregoing provisions of the Plan shall be fully vested in the Participants and shall be deposited to accounts established by the Company with Fidelity Investments and invested in the available investment funds in such proportions as the Participants shall direct. In addition to these amounts, each Participant may contribute to the Plan such amounts of cash as shall be delivered to the Company and designated as a contribution to the Plan in January, April, July and October in each year. The Fidelity investment funds available to the Participants under the Plan shall be in the same funds as are offered to participants in the 401(k) Plan.

         (b) Payment from a Participant's account in the Plan may be made by the Company to the Participant in cash in January, April, July and October of each year at the Participant's request. Upon termination of a Participant's employment with the Company, the Company shall promptly sell the shares in the Participant's account in the Plan and pay the Participant the cash received from such sale. If a Participant dies before receiving his account in the Plan, the balance of the account shall be paid to his Beneficiary.

IV.      ADMINISTRATION

The Committee shall administer the Plan. The Committee shall have discretionary authority to determine any question arising in connection with the interpretation, application or administration of the Plan, and any determination or decision of the Committee shall be conclusive and binding on all persons at any time having or claiming to have any interest whatever under this Plan.
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                                                                    Exhibit 10.8


V.       MISCELLANEOUS

5.1      Amendment and Termination

The Company reserves the right at any time and from time to time to amend or terminate this Plan by action of the Board; provided, however, that no amendment or termination shall reduce benefits accrued under the Plan prior to the adoption of the amendment or approval of termination and that Participants are notified of such amendment or termination promptly. If the Plan is terminated, benefits accrued through the date of termination will be paid in such manner and at such time as they would have been paid if the Plan had not been terminated.

5.2      No Enlargement of Employment Rights

Nothing contained in the Plan shall be construed as a contract of employment between the Company and an employee, or as a right of any employee to continued employment with the Company, or as a limitation on the right of the Company to discharge an employee with or without cause.

         IN WITNESS WHEREOF, the Company has caused this document to be executed as of January 1, 1992.

                                                   GTECH CORPORATION



                                                   By:  /s/ Robert A. Breakstone
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                                                                    Exhibit 10.8

              List of Participants in Supplemental Retirement Plan
                     of GTECH Corporation (Fiscal Year 2000)


                           Calabro, David J.
                           Davidson, Stephen A.
                           Desbiens, Jean-Pierre
                           Middlebrook, William F.
                           Mody, Vino C.
                           Nebergall, Cynthia A.
                           Nowick, Steven P.
                           O'Connor William Y.
                           Patel, Jaymin B.
                           Pieri, William M.
                           Plourde, Robert J.
                           Reis, Fred
                           Stanford, Donald L.
                           Sweitzer, Donald R.